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                                                           Exhibit 99.B13



April 24, 1997

American National Insurance Company
One Moody Plaza
Galveston, Texas 77550

Gentlemen:

This opinion is furnished in connection with the registration by the American National Insurance Company of a variable life insurance policy ("Policy") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 9 to the Form S-6 describes the Policy. The Policy Form was prepared under my direction and I am familiar with the Registration Statement, as amended, and the Exhibits thereto. In my opinion:


  (1) The proportionate amount of sales load deducted from any payment during the policy period shall not exceed the proportionate amount deducted from any prior payment during the policy period.

  (2) The illustrations of cash values and death benefits included in the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy.

  (3) The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations referred to in (3) above, appear more favorable to a prospective purchase of a Policy for a male age 25 or a male age 40, than to prospective purchasers of Policies for males at other ages or underwriting classes or for females.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 9 to the Registration statement, and to the use of my name.

Sincerely,

Rex D. Hemme
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Rex D. Hemme, F.S.A.
Vice President and Actuary